EXHIBIT 21.1

LIST OF SUBSIDIARIES

Hyperdynamics Corporation Subsidiaries

Subsidiary Name	State of Incorporation	Location (s)

SCS Corporation	Delaware	Houston, Texas

SCS Corporation holds 100% ownership of the following subsidiary

SCS Guinea SARL	Conakry, Guinea	Conakry, Guinea